STRAIGHT PROMISSORY NOTE
Principal Amount: $376,471.00    Maturity Date: June 29, 2026
Issue Date: May 9, 2025    Las Vegas, Nevada
FOR VALUE RECEIVED, ALT5 Sigma Corporation, a Nevada corporation (“ALT5”), promises to pay to the order of Dr. Peter Francis Lue, an individual residing in the State of Florida, or the legal holder hereof (“Dr. Lue”), at c/o Meridian Group, La Vele Plaza, Grace Bay, Turks and Caicos Islands, or such other place as Dr. Leu may designate in writing, the principal sum of Three Hundred Seventy-six Thousand Four Hundred Seventy-one and 00/100ths Dollars (US$376,471.00) and interest thereon as set forth hereinbelow.
Interest on the Note (calculated from the Issue Date) accrues at the simple rate of Three and 99/100ths Percent (3.99%) per annum (calculated on a quarterly basis) on the unpaid balance of principal. Said sum, inclusive of interest, shall be paid on the Maturity Date. The payment shall be first applied to accrued and unpaid interest and the balance to principal. The undersigned may prepay this Note in whole or in part without penalty at any time or from time to time without the requirement of advance notice. All amounts shall be payable in lawful money of the United States of America.
Time is of the essence of each and every obligation of ALT5 hereunder. ALT5 waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, and all other notices, filing of any suit, and diligence in collecting this Note or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for any holder hereof, in order to enforce payment of this Note by any of them, to first institute suit or exhaust its remedies against ALT5 or others liable to perform the obligations under this Note. The granting with or without notice of any extension or extensions of time for payment of any sum or sums due hereunder shall in no way release or discharge the liability of ALT5 or any surety, guarantor, or endorser.
ALT5 agrees to pay all reasonable costs of collection incurred by Dr. Leu in the collection on any amount due under this Note, including, without limitation, all attorneys’ fees if this Note is placed in the hands of attorneys for collection or if suit is brought, together with all court costs and other expenses incurred in the prosecution of suit. “Attorney fees” shall include, without limitation, fees incurred in (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy, and debtor and third-party examinations, (iv) discovery, and (v) bankruptcy litigation. Failure of Dr. Leu to exercise any option shall not constitute a waiver of the right of Dr. Leu to exercise any other right or the same right in the event of any subsequent default, or in the event of continuance of an existing default.
Dr. Leu may assign this Note with written notice to ALT5. In the event of such assignment, the assignee may designate a new location of payment.
This Note shall be governed and construed in accordance with the laws of the State of Nevada, and the parties expressly agree to resolve all disputes (including without limitation mediation, arbitration, and litigation) in the County of Clark, State of Nevada.
ALT5 SIGMA CORPORATION
ALT5 Promissory Note for Mswipe transaction.Lue.2

By:    ___________________________________________
    Peter Tassiopoulos, Chief Executive Officer
ALT5 Promissory Note for Mswipe transaction.Lue.2